Exhibit 10.27
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive directors’ fees of $35,000 per annum, paid quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors (the “Board”) attended in person and $1,000 for each meeting of the Board attended via telephone. The Chairman of the Board also receives an annual fee of $75,000, paid quarterly. Non-employee directors also were eligible to receive grants of stock options or stock appreciation rights under the Company’s 1992 Director Stock Option Plan, as amended (the “Director Plan”). In the fiscal year ended March 31, 2009, each non-employee director received a stock option grant under the Director Plan for 6,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), with an exercise price of $28.71 per share, the fair market value of the Common Stock on the date of grant of the options. Upon adoption by the Company’s stockholders of the Black Box Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”) at the Company’s annual meeting of stockholders on August 12, 2008, non-employee directors became eligible for awards under the 2008 Plan, and no further grants could be made under the Director Plan. On May 26, 2009, each non-employee director received a restricted stock unit award under the 2008 Plan for 3,000 shares of the Common Stock which vested immediately upon grant.
     Members of the Audit Committee of the Board (the “Audit Committee”) receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone, and members of each of the Compensation Committee of the Board (the “Compensation Committee”), the Nominating Committee of the Board (the “Nominating Committee”) and the Governance Committee of the Board (the “Governance Committee”) receive a fee of $1,000 for each meeting of the respective committee attended in person or by telephone. The Chairman of the Audit Committee receives an annual fee of $15,000, paid quarterly, the Chairman of the Compensation Committee receives an annual fee of $7,500, paid quarterly, and the Chairman of each of the Nominating Committee and Governance Committee receives an annual fee of $5,000, paid quarterly.
     Any director who is an employee of the Company does not receive additional compensation for service as a director of the Company.
     In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the Board, Board committees and stockholders.